================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ARIS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                                        Per unit price
                                                           or other
                                                          underlying
                                           Aggregate       value of       Proposed
                                           number of      transaction     maximum
                                         securities to     computed      aggregate
                                            which         pursuant to      value
Title of each class of securities        transaction     Exchange Act       of       Total Fee
  to which transaction applies:            applies:       Rule 0-11:    transaction:   Paid:
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

Amount Previously Paid:__________________   Filing Party:_______________________

Form, Schedule or                           Date Filed:_________________________
Registration Statement No.:______________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [LOGO OF ARIS]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 1999

To ARIS Corporation Shareholders:

  Notice is hereby given, that the Annual Meeting of Shareholders of ARIS Corporation, a Washington corporation (the "Company"), will be held on Monday, May 24, 1999 at 5:00 p.m. in Rooms 402 and 403 of the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, for the following purposes:

    1. To elect two Class II Directors, each for a three year term; and

    2. To consider and act upon a proposal to approve an amendment to the Company's 1997 Stock Option Plan, as amended (the "1997 Plan") to increase the number of shares of Common Stock reserved for issuance under the 1997 Plan from 2,000,000 to 2,225,000 shares, as recommended by the Board of Directors.

    3. To consider and act upon a proposal to approve an amendment to the Company's 1998 Employee Stock Purchase Plan (the "ESPP") to increase the number of shares of Common Stock reserved for issuance under the ESPP from 300,000 to 500,000 shares, as recommended by the Board of Directors.

    4. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 1, 1999, the record date fixed by the Board of Directors for such purpose. A list of such shareholders will be available during regular business hours at the Company's corporate headquarters located at 2229 - 112th Avenue NE, Bellevue, Washington, for the ten days before the meeting for inspection by any shareholder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,

                                          NORBERT W. SUGAYAN, JR.
                                          Secretary

April 15, 1999

          SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                               ARIS CORPORATION
                             2229-112th Street NE
                          Bellevue, Washington 98004

                                PROXY STATEMENT

                                April 15, 1999

  Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of ARIS Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Monday, May 24, 1999 at 5:00 p.m. in Rooms 402 and 403 of the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, or at any adjournments thereof.

  An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 1998, is being mailed together with this proxy statement to all shareholders entitled to vote at the Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about April 28, 1999.

  Only shareholders of record as of the close of business on April 1, 1999 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of the Record Date, 10,947,697 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it by written notice to the Secretary at any time before it is exercised.

  The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as a director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to shareholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  The election of directors by the shareholders shall be determined by a plurality of the votes cast by shareholders entitled to vote. Votes may be cast in favor of or withheld from each nominee. On all other matters being submitted to shareholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval. Abstentions will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter. Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  Each of the persons named as proxies in the proxy is an officer of the Company. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Class II director, any shareholder submitting a proxy has a right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual in the space provided on the proxy. The proxies will be voted as stated below and under "Election of Directors."

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date certain information regarding the beneficial ownership of the Company's outstanding Common Stock by: (i) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Stock; (ii) each director and director nominee of the Company, (iii) each of the Named Executive Officers for whom compensation is reported in this Proxy Statement and (iv) all directors and executive officers of the Company as a group. Based on information furnished by the beneficial owners to the Company, and except as otherwise noted and subject to community property laws where applicable, the Company believes that the beneficial owners listed below have sole voting and investment power with respect to such shares.

              Name and Address                 Amount and Nature of   Percent
             of Beneficial Owner              Beneficial Ownership(1) of Class
             -------------------              ----------------------- --------
5% Owners:

Paul Y. Song.................................        4,321,200(2)(3)   39.47%
 2229 112th Street NE
 Bellevue, Washington 98004

Tina J. Song.................................        4,321,200(2)(3)   39.47%
 2229 112th Street NE
 Bellevue, Washington 98004

Song Family Limited Partnership..............        4,321,200(2)(3)   39.47%
 3700 First Interstate Center
 999 Third Avenue
 Seattle, Washington 98104

Pilgrim Baxter & Associates, Ltd. ...........          657,900          6.01%
 825 Duportail Road
 Wayne, Pennsylvania 19087-5525

Directors and Named Executive Officers:

Kendall W. Kunz..............................          326,394(4)       2.97%

John Y. Song.................................          199,914(5)       1.82%

David W. Melin...............................           17,563(6)         *

Hugh Simpson-Wells...........................           67,106(7)         *

Bruce R. Kennedy.............................           10,417(8)         *

Kenneth A. Williams..........................           10,417(8)         *

Barry L. Rowan...............................                0            *

All current directors and executive officers
 as a group (15 persons).....................        5,372,199(9)      49.05%

--------
 *  owns less than 1% of the Company's outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common Stock subject to options currently exercisable or exercisable within sixty (60) days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Includes 650,000 shares owned by Song Family Limited Partnership, of which Mr. Song and Ms. Song are each General Partners. Includes 472,000 shares owned by Tina Song, the spouse of Mr. Song and 3,198,000 shares owned by Paul Song, the spouse of Ms. Song. Also includes 1,200 shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

(3) Mr. Song and Ms. Song have shared voting power of the Company's Common Stock owned by Song Family Limited Partnership.
(4) Includes 42,800 shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

(5) Includes 26,400 shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

(6) Includes 1,600 shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

(7) Includes 9,600 shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

(8) Represents shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

(9) Includes shares of Common Stock subject to options that are exercisable within 60 days of April 1, 1999.

Section 16 Reporting

  Section 16(a) of the Securities Exchange Act of 1933, as amended (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1998 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1998.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of five directors, divided into three classes. One class is elected at each annual meeting of shareholders, with the members of each class to hold office for a three-year term and until successors of such class have been elected and qualified. Kenneth A. Williams and Barry L. Rowan serve as the Class II directors of the Company whose terms are to expire as of the date of the 1999 Annual Meeting of Shareholders. Paul Y. Song and Bruce R. Kennedy serve as Class I directors of the Company until the annual meeting of shareholders held in 2000. Kendall W. Kunz serves as a Class III director of the Company until the annual meeting of shareholders held in 2001. Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

  Two Class II directors shall be elected at the 1999 Annual Meeting of Shareholders. The nominees for election as Class II directors are Kenneth A. Williams and Barry L. Rowan. Information as to the nominees is provided below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director will be voted (unless any one of the nominees is unable or unwilling to serve) for the election of both nominees. The Board of Directors knows of no reason why such nominees should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or persons, as determined by the holder of the Proxy in his sole discretion.

Nominees for Election as Class II Directors (Term to Expire in 2002)

  Kenneth A. Williams (age 44) was appointed as a Director of the Company in March 1997. Mr. Williams is Chairman and Chief Executive Officer of WorldStream Communications, Inc., a consumer Internet broadcasting company, which he founded in 1997. From 1996 through December 1997, Mr. Williams was Vice Chairman and a director of CUC International, a consumer services company. He was also a member of the Office of the President of CUC International. Prior to joining CUC International, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Sierra On-Line, Inc., a consumer software company, which he co-founded in 1979 and which was acquired by CUC International in 1996.

  Barry L. Rowan (age 42) was appointed as a Director of the Company in April 1999. From 1996 through December 1998, Mr. Rowan was Senior Vice President and General Manager of the Networks Division of Fluke Corporation, located in Everett, Washington. From 1995 through 1996, Mr. Rowan served as Vice President and General Manager of the Verification Tools Division of Fluke Corporation. He was Vice President and Chief Financial Officer of Fluke Corporation from 1992 through 1995. Prior to Fluke, Mr. Rowan was President of Comlinear Corporation, located in Fort Collins, Colorado, from 1989 through 1992, after serving as its Vice President of Finance and Administration since 1983. Mr. Rowan earned his MBA from the Harvard Business School in 1983 and holds a B.S., summa cum laude, in Chemical Biology and Business Administration from The College of Idaho.

Continuing Class I Directors (Terms to Expire in 2000)

  Paul Y. Song (age 36), founder of the Company, has been the Company's President, Chief Executive Officer and Chairman since its incorporation in October 1990. Mr. Song also serves as Chairman for the Company's subsidiaries, ARIS Software Inc. ("ASI") and ARIS UK Limited. From 1988 to 1990, Mr. Song was employed by Oracle's Consulting division in a number of capacities. Mr. Song received a B.S. in Electrical Engineering from General Motors Institute and an M.S. in Computer Science from the Massachusetts Institute of Technology. Paul Y. Song is the husband of Tina J. Song and the brother of John Y. Song.

  Bruce R. Kennedy (age 60) was appointed as a Director of the Company in March 1997. Mr. Kennedy is Chairman Emeritus of Alaska Air Group, Inc., a New York Stock Exchange listed company. Since 1991, Mr. Kennedy has served as a Director, and as Chairman of the Executive Committee of the Board, of Alaska Air Group, Inc. He served as Chairman, Chief Executive Officer and President of Alaska Air Group, Inc., Chairman, Chief Executive Officer and President of Alaska Airlines, Inc. and as Chairman of Horizon Air Industries, Inc. from 1979 to 1991.

Continuing Class III Director (Term to Expire in 2001)

  Kendall W. Kunz (age 35) was appointed as the Company's Senior Vice President of North America in January 1998, and has been a Director of the Company since March 1997. Mr. Kunz is responsible for the Company's consulting operations throughout North America. Mr. Kunz served as the Company's Senior Vice President of Western Operations from March 1997 until December 1997, and as the Senior Vice President of Education from October 1996 to March 1997. From August 1995 to October 1996, Mr. Kunz was the Company's Vice President of Consulting. From June 1994 to August 1995, Mr. Kunz served as the Company's Vice President of Sales and Marketing. From July 1992 until June 1994, Mr. Kunz served as the Company's Director of Sales and Marketing. Between June 1988 and July 1992, Mr. Kunz was employed by Oracle in a number of capacities. Mr. Kunz received a B.S. degree in Management from Purdue University.

                           COMPENSATION OF DIRECTORS

  Directors of the Company do not receive cash compensation for their services as directors or members of the committees of the Board of Directors. Each non-employee director is entitled to receive non-discretionary grants of options to purchase the Company's Common Stock pursuant to the provisions of the Company's 1997 Stock Option Plan, as amended. See "Description of 1997 Stock Option Plan."

                       DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their ages as of April 7, 1999, are as follows:

                  Name                Age               Position
                  ----                ---               --------
   Paul Y. Song.....................   36 Chairman of the Board, Chief
                                           Executive Officer and President
   Kendall W. Kunz..................   35 Senior Vice President of North
                                           America and Director
   John Y. Song.....................   37 Vice President of North America
                                           Education
   Thomas W. Averill................   54 Vice President of Finance and Chief
                                           Financial Officer
   Tina J. Song.....................   35 Vice President of Administration
   David W. Melin...................   43 President of ARIS Software, Inc.
   Norbert W. Sugayan, Jr. .........   38 Vice President of Law and Corporate
                                           Affairs, General Counsel and
                                           Secretary
   Hugh Simpson-Wells...............   42 Managing Director of ARIS UK Limited
   Bruce R. Kennedy(1)(2)...........   60 Director
   Kenneth A. Williams(1)(2)........   44 Director
   Barry L. Rowan(1)(2).............   42 Director

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

  Each officer named above will serve until their successors are appointed or until death, resignation or removal. It is expected that each of the above officers will be reappointed at the Annual Meeting of the Board of Directors to be held on May 24, 1999, immediately following the 1999 Annual Meeting of Shareholders.

  For the biographical summary of Paul Y. Song, Kendall W. Kunz, Bruce R. Kennedy, Kenneth A. Williams and Barry L. Rowan, see "Election of Directors."

  John Y. Song was appointed as the Company's Vice President North America Education in January 1998, and served as Vice President of Eastern Operations from March 1997 to December 1997. Mr. Song also served as the Company's Vice President of Business Development from September 1996 to March 1997. Mr. Song is responsible for the Company's training operations throughout North America. From March 1996 to August 1996, Mr. Song was the Company's Executive Director for the Federal and Public Sector. From February 1991 to February 1996, Mr. Song was Director of Business Development of the Company. Prior to joining the Company, Mr. Song worked in Hong Kong for Hill and Knowlton, a public relations firm, and In Seoul, Korea for Lee and Associates, a management consulting firm. Mr. Song received a B.A. in Journalism from Western Washington University and an M.B.A. from the Graduate School of International Studies at Yonsei University (Republic of Korea). John Y. Song is the brother of Paul Y. Song.

  Thomas W. Averill has served as Vice President of Finance and Chief Financial Officer since joining ARIS in July 1996 and is responsible for the Company's financial operations. Mr. Averill also serves as a Director for the Company's subsidiaries, ASI and ARIS UK Limited. From November 1994 to July 1996, Mr. Averill was self-employed as a private business and finance consultant. Between November 1992 and November 1995, Mr. Averill also was a Vice President of Finance and a director of Simon Golub and Sons, Inc., a manufacturer and international wholesale distributor of personal time pieces and fine jewelry. Between 1983 and 1985, Mr. Averill was Director of Auditing for Clark Nuber Inc., a public accounting firm, and between 1974 and 1983, Mr. Averill was an audit manager with Price Waterhouse, a public accounting firm.

  Tina J. Song was appointed Vice President of Administration in January 1998 and served as the Company's Director of Human Resources and Information Technology from January 1995 to December 1997. Ms. Song was a Vice President of the Company from October 1990 until March 1996, and was a Director of the Company from October 1990 until November 1994. From April 1993 to January 1995, Ms. Song was also the Company's Consulting Resource Manager. Ms. Song received a B.S. in Electrical Engineering from the General Motors Institute. Ms. Song is the wife of Paul Y. Song.

  David W. Melin has served as President of ASI and its predecessor corporations since August 1996. From 1990 to 1996, Mr. Melin owned and operated Allied Bolt Co., an industrial fastener distribution and manufacturing company. Mr. Melin was Product Manager for MS-DOS and Microsoft LAN Manager at Microsoft from 1984 to 1989. Mr. Melin received a B.A. in Mechanical Engineering from the University of Washington and an M.S. in Engineering Management from Stanford University.

  Hugh Simpson-Wells is Managing Director and Secretary of ARIS UK Limited, a subsidiary of the Company and is responsible for all operations of ARIS UK. Mr. Simpson-Wells founded the predecessor to ARIS UK Limited, Oxford Computer Training Group Limited ("Oxford") in 1983 which was acquired by the Company in February 1997. Prior to founding Oxford, Mr. Simpson-Wells was an engineer with the Ford Motor Company in the U.K. Mr. Simpson-Wells received a Master's Degree in Engineering Science from Oxford University.

  Norbert W. Sugayan, Jr. was appointed Vice President of Law and Corporate Affairs in March 1999 and has served as the Company's General Counsel since February 1996, and as its Secretary since April 1997. He also serves as Secretary of ASI and ARIS (International), L.L.C. Prior to joining the Company on a full-time basis, Mr. Sugayan practiced law in Seattle, Washington as of counsel to Lane Powell Spears Lubersky from February 1996 to December 1996, as a principal of Harris, Sugayan & Hull, from March 1994 to February 1996 and as an attorney with Bogle & Gates from February 1992 to March 1994. Prior to February 1992, Mr. Sugayan practiced law in Seoul, Republic of Korea and Dallas, Texas. Mr. Sugayan received a B.A. in Economics and English from the University of Michigan, a J.D. from the University of Notre Dame Law School, and an L.L.M. in Corporation Law from New York University.

Change in Control Arrangements

  The Company does not have change of control agreements with any of its Named Executive Officers or Directors.

                         BOARD COMMITTEES AND MEETINGS

  The Board of Directors had eight meetings in 1998. In addition, the Board took numerous actions by unanimous written consent. During 1998, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

  The Board of Directors has created an Audit Committee and a Compensation Committee. The Audit Committee consists of Bruce R. Kennedy, Kenneth A. Williams and Barry L. Rowan (Chair). Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions.

  The Compensation Committee consists of Mr. Williams, Mr. Kennedy (Chair) and Mr. Rowan. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock option plans and makes recommendations to the Board of Directors regarding such matters.

  The current membership of the Committees was determined by the Board of Directors on April 7, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In January 1999, the Company invested $300,000 in WorldStream Communications, Inc. ("WorldStream") in exchange for 300,000 shares of the Series A Preferred Stock of WorldStream. Kenneth A. Williams, a current director of the Company and nominee for the election as a Class II director at the Company's 1999 Annual Meeting of Shareholders, is a founder, officer and director of WorldStream. Mr. Paul Song is also a minority shareholder of WorldStream. ARIS and WorldStream are also negotiating a services agreement whereby ARIS will use WorldStream's netcasting technology to deliver training over the Internet. Other than the foregoing, the Company does not have any other transactions with management in which the amount involved exceeds $60,000. In addition, the Company has not had any other business relationship with any nominee or Director during the last fiscal year that consisted of property or services in excess of five percent of: (i) the Company's consolidated gross revenues for its last full fiscal year, or (ii) any other entity's consolidated gross revenues for its last full fiscal year.

                      COMPENSATION AND OTHER INFORMATION
                         CONCERNING EXECUTIVE OFFICERS

                          SUMMARY COMPENSATION TABLE

Compensation Summary

  The following table sets forth certain information regarding annual and long-term compensation for services in all capacities to the Company earned by the Company's Chief Executive Officer and four other executive officers who earned in excess of $100,000 in salary and bonus during fiscal 1998, 1997 and 1996 (the "Named Executive Officers"). The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during 1998, 1997 or 1996.

                          Summary Compensation Table

                                          Annual       Long-Term
                                      Compensation(1) Compensation
                                      --------------- ------------
                                                       Securities   All Other
                                      Salary   Bonus   Underlying  Compensation
  Name and Principal Position    Year   ($)   ($)(1)   Option (#)      ($)
  ---------------------------    ---- ------- ------- ------------ ------------
Paul Y. Song.................... 1998 180,000  70,100         0       4,143(2)
 President and Chief Executive   1997 150,000  92,897         0       4,214(2)
  Officer                        1996 120,000  90,553         0       3,655(2)

Kendall W. Kunz................. 1998 156,000  53,007    14,000         --
 Senior Vice President of North  1997 126,000  51,440    80,000         --
  America                        1996 108,000  81,644         0       1,190(2)

John Y. Song.................... 1998 150,000  28,893    12,000         --
 Vice President of North America 1997 120,000  29,893    60,000         --
  Education                      1996  76,000  53,660         0       3,046(2)

David W. Melin.................. 1998 110,000 116,067     8,000         --
 President of ARIS Software,     1997  80,000  39,917     5,000         --
  Inc.                           1996  20,000   2,000    20,000         --

Hugh Simpson-Wells(3)........... 1998 119,116  18,669     8,000         --
 Managing Director of ARIS UK    1997  90,245   8,871    40,000         --
  Limited                        1996     N/A     N/A       N/A         N/A

--------
(1) Represents payments under the Company's Executive Profit Bonus Plan.
(2) Represents amount paid by the Company for automobile expenses.

(3) Mr. Simpson-Wells is paid in British Pounds Sterling. All dollar amounts shown are converted to United States currency. The conversion ratio is based on the average daily noon buying rates for cable transfers in New York City certified for customs purposes by the Federal Reserve Bank of New York for each year reported above. (In 1998--(Pounds)1.6573/US$1.00 and in 1997--(Pounds)1.6376/US$1.00)

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows information regarding grants of stock options to the Named Executive Officers during the year ended December 31, 1998.

                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                                                                             Price
                                                                       Appreciation for
                                       Individual Grants                Option Term(3)
                         --------------------------------------------- -----------------
                         Number of   Percent of
                           Shares   Total Options
                         Underlying  Granted to
                          Options   Employees in  Exercise
                          Granted    Fiscal Year    Price   Expiration
          Name             (#)(1)     (%)(1)(2)   ($/Share)    Date     5% ($)  10% ($)
          ----           ---------- ------------- --------- ---------- -------- --------
Paul Y. Song............        0       0.00%         N/A        N/A        N/A      N/A
Kendall W. Kunz.........   14,000       0.76%      $21.00     1/2/08   $184,895 $468,560
John Y. Song............   12,000       0.65%      $21.00     1/2/08   $158,481 $401,623
David W. Melin..........    8,000       0.44%      $21.00     1/2/08   $105,654 $267,748
Hugh Simpson-Wells......    8,000       0.44%      $21.00     1/2/05   $ 68,392 $159,384

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) The exercise price per share of each option is equal to the fair market value per share of the underlying Common Stock on the date of grant.

(2) Options to purchase 1,822,109 shares of Common Stock were granted by the Company to its employees during 1998.

(3) Amounts represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

                     OPTION EXERCISES AND YEAR-END VALUES

  The following table provides information on stock option exercises by the Named Executive Officers and the number and value of the Named Executive Officers' unexercised options at December 31, 1998.

                  AGGREGATED OPTION EXERCISES DURING 1998 AND
                      OPTION VALUES AT DECEMBER 31, 1998

                                                       Total Number of        Value of Unexercised
                                                   Unexercised Options at    in-the-Money Options at
                                          Value      Fiscal Year-End (#)     Fiscal Year-End ($)(1)
                         Shares Acquired Realized ------------------------- -------------------------
          Name           On Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------- ----------- ------------- ----------- -------------
Paul Y. Song............          0             0        0            0             0            0
Kendall W. Kunz.........          0             0   20,000       74,000      $112,500     $337,500
John Y. Song............          0             0   12,000       60,000      $ 67,500     $270,000
David W. Melin..........      2,000      $ 57,585    9,000       22,000      $ 61,665     $ 92,550
Hugh Simpson-Wells......      8,000      $176,800        0       40,000             0     $ 39,200

--------
(1) This amount is the aggregate number of the outstanding options multiplied by the difference between $10.625 (the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 1998) and the exercise price of such options.

                       REPRICING OF OPTIONS DURING 1998

  In December 1998, the Board of Directors approved a voluntary stock option exchange for the employees of the Company, except senior management. Employees who elected to participate received eighty percent (80%) of their respective original stock option grants at an exercise price equal to the closing price of the Company's stock as quoted on the Nasdaq National Market on December 15, 1998. The newly exchanged stock options included a modified vesting schedule, whereby December 15, 1999 became the first day on which exchanged options become vested and exercisable. After December 15, 1999, each optionee's vesting schedule will return to the original vesting schedule for the remainder term of the option. None of the executive officers who are reporting persons pursuant to Section 16 promulgated under the Securities Exchange Act of 1934 were allowed to participate in the voluntary stock option exchange offer.

                     REPURCHASE OF COMPANY'S COMMON STOCK

  In January 1999, the Company's Board of Directors authorized the Company to repurchase up to 500,000 shares of the Company's Common Stock. As of April 1, 1999, the Company has repurchased 355,600 shares at a weighted-average purchase price of $8.61 per share. Shares were purchased on the open-market or through negotiated transactions. On April 15, 1999, the Board of Directors formally terminated any further purchases of the Company's Common Stock pursuant to the January 1999 share repurchase authorization.

                   DESCRIPTION OF THE 1997 STOCK OPTION PLAN

  On March 13, 1997, the Board of Directors approved the ARIS Corporation 1997 Stock Option Plan. On April 25, 1997, the shareholders adopted the 1997 Stock Option Plan at the 1997 Annual Meeting of Shareholders. On April 28, 1998, the shareholders of the Company authorized an increase in the number of shares authorized for issuance under the 1997 Stock Option Plan to 2,000,000 shares of its Common Stock, subject to certain adjustments.

  The 1997 Stock Option Plan, as amended (the "1997 Plan"), provides for the grant of qualified and non-qualified options to employees, directors, officers and non-employee directors of the Company by the Plan Administrator. The 1997 Plan also provides for automatic, non-discretionary grants of 5,000 non-qualified stock options to non-employee directors (as defined under Rule 16b
(3) of the Exchange Act) for each year of service (or pro-rata for any portion thereof) on the Board of Directors of the Company. For all other grants under the 1997 Plan, the date of grant, number of options, option price, vesting period and other terms specific to the options are to be determined by the Plan Administrator. The option price for qualified stock options is based on the fair market value of the Company's stock on the date of grant. Options granted under the 1997 Plan vest over periods of up to four years.

  The exercise price per share of options granted to non-employee directors under the 1997 Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Generally, options expire on the tenth anniversary of the date of the option grant except for non-qualified options granted to United Kingdom resident employees which expire on the seventh anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

  In December 1999, the Compensation Committee recommended to the Board of Directors that it approve a voluntary stock option exchange for the employees of the Company, except senior management. See "Repricing of Options During 1998" for a description of the terms of the voluntary stock option exchange.

  On April 7, 1999, Mr. Rowan was elected to fill a vacancy on the Board of Directors as a Class II director. Upon the election to fill the vacancy, Mr. Rowan was granted a non-discretionary option to purchase 417 shares of Common Stock as a non-employee Class II director. The option shall be fully vested on the first anniversary of the date of grant. The option expires on the tenth anniversary of the date of the option grant (April 7, 1999).

  If re-elected as Class II directors, Mr. Rowan and Mr. Kennedy each will be granted an option to purchase 15,000 shares of the Company's common stock immediately following the Annual Meeting of Shareholders as non-employee directors pursuant to the Company's 1997 Plan. The grant of those options vest 5,000 shares each for three years on the anniversary of the date of grant, and will expire on the tenth anniversary of the date of the option grant (May 24, 2009).

             DESCRIPTION OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

  On November 17, 1997, the Board of Directors adopted the ARIS Corporation 1998 Employee Stock Purchase Plan (the "ESPP"). On April 28, 1998, the shareholders approved the ESPP at the 1998 Annual Meeting of Shareholders.

  The ESPP provides a means for qualified employees of the Company and its designated subsidiaries to purchase shares of the Company's common stock under favorable terms through payroll deductions. The ESPP authorizes 300,000 shares of common stock to be sold to employees electing to participate in the ESPP.

  The ESPP is administered by a Company executive officer designated by the Board or the Compensation Committee, except for those items expressly reserved to the Board or the Compensation Committee under the ESPP. Any discretionary decisions will be applicable equally to all eligible employees. Employees of subsidiaries will be eligible to participate in the ESPP only if the Board or the Compensation Committee has designated the subsidiary as eligible for participation.

  To be eligible to participate in the ESPP, employees must have been with the Company for at least ninety days, work more than 20 hours each week and own less than 5% of the Company's stock. The Plan Administrator has the ability to reduce the minimum hourly requirement for future offering periods. The ESPP could also include a provision limiting participation to employees who work more than five months a year.

  The ESPP is divided into two six-month offering and purchase periods beginning on January 1 and July 1 of each year. At the end of each purchase period, eligible participating employees will purchase shares of the Company's Common Stock at a price equal to 85% of the lesser of (a) the fair market value of the Common Stock on the first business day of the offering period or
(b) the fair market value of Common Stock on the last business day of the purchase period. The Board or the Compensation Committee can establish different offering periods and purchase periods. A purchase period may be the same as the offering period or may be shorter consecutive periods within the offering period, as determined by the Board or the Compensation Committee. The Board or the Compensation Committee can also decrease the amount of the discount for future offering periods.

  Eligible employees may authorize payroll deductions in whole percentages up to 10% of their regular cash compensation in payment of the discounted purchase, subject to a maximum fair market value purchase amount in any calendar year of $25,000. Participants will be automatically reenrolled in the next offering period unless they have withdrawn from the ESPP. Termination of an employee's employment with the Company for any reason will result in the immediate termination of the employee's participation in the ESPP. Any accumulated payroll deductions will be refunded to the employee, without interest.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
                             Dated January 7, 1999

General

  The purpose of the Compensation Committee is to review and make recommendations to the Board of Directors regarding all forms of compensation to be provided to the executive officers and directors of the Company and its subsidiaries, including stock compensation and loans, and all bonus and stock compensation to all employees. The Committee members consist of the Company's non-employee directors, Bruce R. Kennedy and Kenneth A. Williams, who are appointed by and serve at the discretion of the Board of Directors.

Statement of Philosophy

  The philosophy of the Compensation Committee is to provide compensation to the Company's officers and directors in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company, and to promote the success of the Company's business.

  The current executive compensation program includes three components: base salary; a cash bonus based on the Company achieving its financial targets under the Company's Executive Profit Bonus Plan; and grants of stock options under the Company's 1997 Stock Option Plan, as amended. The Compensation Committee based its determination for 1999 executive compensation in part upon the recommendations of the Chief Executive Officer.

Annual Base Salary

  Base salaries for executive officers are targeted at competitive market levels for their respective position, level of responsibility and experience and the recommendation of the Chief Executive Officer.

Executive Profit Bonus Plan

  In January 1999, the Compensation Committee set the terms for the 1999 Executive Profit Bonus Plan. This plan established a cash bonus pool for executive officers based on the Company achieving a threshold pre-tax income target. When the Company achieves 90% of the Executive Profit Bonus Plan pre-tax income target, 10% of the pre-tax income thereafter is contributed to the bonus pool and shared by all participating executive officers according to the percentage established for each officer by the Compensation Committee. The bonus pool is doubled should the Company achieve 110% of the 1999 target pre-tax operating income. See "Compensation and Other Information Concerning Executive Officers--Summary Compensation Table" for a description of bonuses paid to executive officers in 1998.

1997 Stock Option Plan

  The Compensation Committee believes that equity compensation aligns employees' long-term objectives with those of shareholders in striving to maximize the Company's value. The Company's 1997 Stock Option Plan, as amended, provides all employees with the opportunity to receive stock options. These options vest over a four-year period upon the following schedule: 20%, 20%, 30%, 30%. Each executive officer (other than the Chief Executive Officer) was granted stock options at the time of hiring and periodically thereafter.

Voluntary Exchange of Stock Options under 1997 Stock Option Plan

  In December 1999, the Compensation Committee recommended to the Board of Directors that it approve a voluntary stock option exchange for the employees of the Company, except senior management. See "Repricing of Options During 1998" for a description of the terms of the voluntary stock option exchange.

1998 Employee Stock Purchase Plan

  The Company initiated on January 1, 1998, the 1998 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may elect to set aside up to 10% of their gross compensation to purchase shares of Common Stock annually at a 15% discount to market price. The ESPP is a two year plan expiring on January 1, 2000, and is divided into six-month coextensive offering and purchase periods beginning on January 1 and July 1 of each year. Executive officers (other than the Chief Executive Officer) may participate in the ESPP on the same terms as eligible, non-executive employees. The ESPP was adopted by the Company's Board of Directors on November 17, 1997 and approved by the shareholders of the Company on April 28, 1998. See "Description of 1998 Employee Stock Purchase Plan" for further discussion of the terms of the ESPP.

Other Compensation Plans

  The Company also has various broad-based employee benefit plans, including pension, insurance and other benefit plans for its employees. Executive officers participate in these plans on the same terms as eligible, non-executive employees.

Compensation of the Chief Executive Officer

  The 1998 base salary for Mr. Song, the Company's Chief Executive Officer and President, was set by the Compensation Committee in January 1998. Mr. Song did not receive any option grants in 1998. See "Compensation and Other Information Concerning Executive Officers--Option Grants in Last Fiscal Year." Mr. Song's base salary for 1998 was $180,000. A car allowance in the amount of $4,143 was paid by the Company on behalf of Mr. Song. Mr. Song's portion of the 1998 Executive Bonus Plan was $70,100 and was the second largest share in the Plan allocated to any executive officer.

  The Compensation Committee believes that, under Mr. Song's direction, the Company continues to effectively execute upon its business plan and goals and to capitalize upon the rapidly changing global demand for information technology services and products.

                          THE COMPENSATION COMMITTEE

            Bruce R. Kennedy,
             Chair               Signed: January 7, 1999
            Kenneth A. Williams  Signed: January 7, 1999

                            STOCK PERFORMANCE GRAPH

  The performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for the period beginning on the date of the Company's initial public offering on June 18, 1997 and ending on December 31, 1998, together with the cumulative total return for the Standard & Poors Smallcap 600 and an appropriate "peer group" index. The comparison assumes $100 was invested on June 18, 1997 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown in the Performance Graph for the Company's Common Stock is historical and not necessarily indicative of future price performance.

                             [GRAPH APPEARS HERE]

               Measurement Period               ARIS         S&P      Peer Group
              (Fiscal Year Ending)           Corporation Smallcap 600  Index(1)
              --------------------           ----------- ------------ ----------
     December 31, 1997......................   $140.00     $117.55     $122.17
     December 31, 1998......................   $ 79.59     $120.76     $132.76

--------
(1) Peer Group Index includes twenty four entities selected in good faith on the same industry basis as the Company. The Peer Group Index consists of the following entities: American Management Systems, Incorporated, Analysts International Corporation, Cambridge Technology Partners (Massachusetts), Inc., Carnegie Group Inc., CIBER, Inc., Claremont Technology Group, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Computer Task Group, Incorporated, ECSoft Group plc, Electronic Data Systems Corporation, Information Management Resources, Inc., Intelligroup, Inc., Keane, Inc., Learning Tree International, Inc., Mastech Corporation, Nova Corporation/GA, Premiere Technologies, Inc., Sapient Corporation, SunGard(R) Data Systems Inc., TechForce Corporation, Technology Solutions Company, Whittman-Hart, Inc., XLConnect Solutions, Inc. The returns for each issuer within the Peer Group Index have been weighted according to such issuer's respective stock market capitalization at the beginning of the period presented.

               DEDUCTIBILITY OF EXECUTIVE COMPENSATION EXPENSES

  In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value is maximized by an alternate approach.

                 PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN

  The aggregate number of shares of Common Stock reserved for issuance under the 1997 Plan is 2,000,000 shares. The Board of Directors has adopted and recommended to the shareholders that they approve an amendment to the 1997 Plan to increase the number of shares reserved for issuance pursuant to the 1997 Plan to 2,225,000 shares as recommended by the Compensation Committee of the Board of Directors.

  The Company's management relies on stock options as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees and motivate employees to maximize shareholder value. The Board of Directors of the Company believes that the proposed increase in the number of shares available under the 1997 Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees. Additionally, the Board of Directors has determined that any future option grants resulting from the proposed increase will be at minimum exercise prices equal to at least fair market value at the time of grant, except in those limited cases where shareholder value would be maximized by an alternate approach. Accordingly, the value of the future options is tied to the future performance of the Company's stock and will provide value to the recipient only to the extent that shareholders as a whole have benefited from an increase in the market value of the Company's Common Stock.

  In 1998, the Company granted options under the 1997 Plan with fair market value exercise prices to the following Named Executive Officers: Mr. Paul Y. Song, no shares; Mr. Kendall W. Kunz, 14,000 shares; Mr. John Y. Song, 12,000; Mr. David Melin, 8,000 shares; Hugh Simpson-Wells, 8,000 shares; all executive officers as a group, 66,000 shares; non-employee directors, no shares; and all other employees, 1,756,109 shares. The Company has not at the present time determined who will receive options to purchase the additional shares of Common Stock that will be authorized for issuance under the 1997 Plan, if the proposed amendment is approved.

  Approval of the proposal to amend the Company's 1997 Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR the approval of the proposal to approve the amendment to the Company's 1997 Plan to increase the number of shares of Common Stock reserved for issuance under the 1997 Plan from 2,000,000 to 2,225,000 shares, as authorized by the Compensation Committee of the Board of Directors.

            PROPOSAL TO AMEND THE 1998 EMPLOYEE STOCK PURCHASE PLAN

  The aggregate number of shares of Common Stock reserved for issuance under the ESPP is 300,000 shares. The Board of Directors has adopted and recommended to the shareholders that they approve an amendment to the ESPP to increase the number of shares reserved for issuance pursuant to the ESPP to 500,000 shares as recommended by the Compensation Committee of the Board of Directors.

  The Board of Directors believes that the ESPP provides the Company with a further equity-based compensation incentive with which the Company can continue to attract, motivate and retain key employees, thereby maximizing shareholder value.

  In 1998, the Company issued an aggregate of 129,926 shares to the Participants of the ESPP. Due to the volatility of the Company's Common Stock, the Company expects to exceed the 300,000 shares originally reserved under the ESPP during 1999 (the lower current share price of the Company's Common Stock relative to the price of such Common Stock during 1998 means that Participants are able to acquire significantly more shares for the same dollar contribution.)

  Approval of the proposal to amend the ESPP will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting entitled to vote. The Board of Directors recommends a vote FOR the approval of the proposal to amend the ESPP.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than December 1, 1999. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting shareholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail, telephone, telegraph or electronic mail following the original solicitation. The Company may retain a Proxy Solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. If the Company retains a proxy solicitation firm, it will pay such firm customary fees, expected to be approximately $10,000, plus expenses.

                                  APPENDIX A

                        AMENDMENT DATED APRIL 15, 1999
                                      TO
                               ARIS CORPORATION
                            1997 STOCK OPTION PLAN

  The ARIS Corporation 1997 Stock Option Plan (the "1997 Plan") is hereby amended as follows:

    1. Section 4 of the 1997 Plan is amended to read as follows:

      4. STOCK.

    The Plan Administrator is authorized to grant Options to acquire up to a total of Two Million Two Hundred Twenty-Five Thousand (2,225,000) shares of the Company's authorized but unissued, or reacquired, Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. If any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 of this Plan.

  The date of the adoption of such amendment by the Board of Directors of the corporation is April 15, 1999.

  The date of the approval of such amendment by the shareholders of the
corporation is               , 1999.

                                  APPENDIX B

                        AMENDMENT DATED APRIL 15, 1999
                                      TO
                               ARIS CORPORATION
                       1998 EMPLOYEE STOCK PURCHASE PLAN

  The ARIS Corporation 1998 Employee Stock Purchase Plan (the "ESPP") is hereby amended as follows:

    1. Section 4 of the ESPP is amended to read as follows:

      SECTION 4. STOCK SUBJECT TO PLAN

    Subject to adjustment from time to time as provided in Section 19, a maximum of 500,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares or shall be shares acquired by the Company. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

  The date of the adoption of such amendment by the Board of Directors of the corporation is April 15, 1999.

  The date of the approval of such amendment by the shareholders of the
corporation is               , 1999.

                               ARIS CORPORATION

                    Proxy For Annual Meeting of Shareholders

                                  May 24, 1999

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Norbert W. Sugayan, Jr. and Thomas W. Averill, and each or both of them, proxies, with full power of substitution to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ARIS Corporation, to be held on Monday, May 24, 1999, at 5:00 p.m., at the Meydenbauer Center, Rooms 402 and 403, 11100 NE 6th Street, Bellevue, Washington and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 15, 1999, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN
ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 and 3.

      (Continued, and to be marked, dated and signed on the other side.)

     Please mark your votes as indicated in this example. /X/

     1.    Election of two Class II directors:

     NOMINEE:  Kenneth A. Williams

     FOR / / AGAINST / /

     NOMINEE:  Barry L. Rowan

     FOR / / AGAINST / /

     Withhold my vote on the election of _______________________.

     2. To amend the ARIS Corporation 1997 Stock Option Plan (the "1997 Plan") to increase the number of shares of Common Stock available for issuance under the 1997 Plan from 2,000,000 to 2,225,000 as recommended by the Compensation Committee of the Board of Directors.

     FOR / / AGAINST / / ABSTAIN / /

     3. To amend the ARIS Corporation 1998 Employee Stock Purchase Plan (the "ESPP") to increase the number of shares of Common Stock available for issuance under the ESPP from 300,000 to 500,000 as recommended by the Compensation Committee of the Board of Directors.

     FOR / / AGAINST / / ABSTAIN / /

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.


                     Date:              , 1999
                            ------------

                     Signature(s) of Shareholder(s)

                     ----------------------------------------------
                     Print Name(s)

                     (If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

                     / / Check this box if you plan on attending the Annual Meeting of Shareholders in person.